Exhibit 4.2
UNITED MARITIME GROUP, LLC
UNITED MARITIME GROUP FINANCE CORP.
11 3/4% SENIOR SECURED NOTES DUE 2015

CUSIP No.	Initial Principal Balance of this Certificate
Certificate No.	U.S.$
     United Maritime Group, LLC, a Florida limited liability company (the “Company”), and United Maritime Group Finance Corp., a Delaware corporation (“Finance Corp.,” and together with the Company, the “Issuers”), for value received promises to pay to Cede & Co., or registered assigns, the principal sum of                           DOLLARS ($                         ), on June 15, 2015, and to pay interest thereon as hereinafter set forth.
          Interest Rate: 11 3/4% per annum.
          Interest Payment Dates: Interest will be payable semi-annually in arrears on June 15 and December 15 of each year, commencing on June 15, 2010.
          Record Dates: June 1 and December 1.
          Reference is made to the further provisions of this Note contained on the reverse side of this Note, which shall, for all purposes, have the same effect as if set forth at this place.
[Signature Page Follows]

     IN WITNESS WHEREOF, the each Issuer has caused this Note to be signed manually or by facsimile by its duly authorized officer as of the date first above written.

UNITED MARITIME GROUP, LLC
By:
Name:
Title:

UNITED MARITIME FINANCE CORP.
By:
Name:
Title:

TRUSTEE CERTIFICATE OF AUTHENTICATION
     As of the date above first written, this is one of the 11 3/4% Senior Secured Notes due 2015 referred to in the within-mentioned Indenture.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee
By:
Name:
Title:

(REVERSE OF SECURITY)
11 3/4% SENIOR SECURED NOTES DUE 2015
     1. Interest. United Maritime Group, LLC, a Florida limited liability company, and United Maritime Group Finance Corp., a Delaware corporation (together, the “Issuers,” which term includes any successors under the Indenture (as defined below)), promise to pay interest on the principal amount of this Note at 11 3/4% per annum from the Issue Date until maturity. The Issuers will pay interest semi-annually in arrears on each Interest Payment Date, commencing June 15, 2010. Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest on overdue principal and interest will accrue at a rate that is 2% higher than the then applicable interest rate on the Notes. The Issuers will make each interest payment to the Holders of record on the immediately preceding June 1 and December 1.
     [Until this Regulation S Temporary Global Note is exchanged for one or more Regulation S Permanent Global Notes, the Holder hereof shall not be entitled to receive payments of interest hereon; until so exchanged in full, this Regulation S Temporary Global Note shall in all other respects be entitled to the same benefits as other Notes under the Indenture.]1
     2. Method of Payment. The Issuers shall pay interest on the Notes to the Persons who are registered Holders at the close of business on the Record Date immediately preceding the Interest Payment Date (whether or not a Business Day) even if the Notes are cancelled on registration of transfer or registration of exchange after such Record Date, and on or before such Interest Payment Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Issuers will pay principal and interest in U.S. Legal Tender. All other payments on the Notes will be made at the office or agency of the Paying Agent and Registrar unless the Issuers elect to make interest payments by check mailed to the registered Holders at their address set forth in the register of Holders.
     3. Paying Agent and Registrar. Initially, Wells Fargo Bank, National Association (the "Trustee”) will act as a Paying Agent and Registrar. The Issuers may change the Paying Agent or Registrar without prior notice to the Holders. The Trustee will initially act as Collateral Agent and Security Trustee with respect to the Notes. The Issuers or any of their Subsidiaries may act in any such capacity.
     4. Indenture. The Notes and the Note Guarantees were issued under an Indenture, dated as of December 22, 2009, among the Issuers, the Guarantors named therein, the Trustee, the Security Trustee and the Collateral Agent (the “Indenture”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by express reference to the TIA, as amended from time to time. Notwithstanding anything to the contrary herein, the Notes are subject to all such terms, and Holders of Notes are referred to in the Indenture and the TIA for a statement of such terms. The Notes are senior secured obligations of the Issuers. Each Holder, by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture, as the same may be amended from time to time. Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein.
     5. Optional Redemption.
          (a) At any time prior to December 15, 2012, the Issuers may on any one or more

[1]	To be used for Regulation S Temporary Global Note only.

occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture, upon not less than 30 nor more than 60 days’ notice, at a Redemption Price equal to 111.75% of the principal amount of the Notes redeemed, plus accrued and unpaid interest and Special Interest, if any, to, but not including, the applicable Redemption Date (subject to the rights of Holders of record on the relevant Record Date to receive interest on the relevant Interest Payment Date), with the net cash proceeds of an Equity Offering; provided that:
     (i) at least 65% of the aggregate principal amount of Notes issued under the Indenture (including Additional Notes, if any) remains outstanding immediately after the occurrence of such redemption; and
     (ii) the redemption occurs within 90 days of the date of the closing of such Equity Offering.
          (b) The Notes may be redeemed, in whole or in part, at any time prior to December 15, 2012, at the option of the Issuers upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a Redemption Price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, plus accrued and unpaid interest and Special Interest, if any, to but not including, the applicable Redemption Date (subject to the right of Holders on the relevant Record Date to receive interest on the relevant Interest Payment Date).
          (c) On or after December 15, 2012, the Issuers may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at the Redemption Prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Special Interest, if any, on the Notes redeemed, to the applicable Redemption Date, if redeemed during the 12-month period beginning on December 15 of the years indicated below (subject to the rights of Holders on the relevant Record Date to receive interest on the relevant Interest Payment Date):

Year	Percentage
2012	105.875%
2013 and thereafter	100.000%
          (d) Except pursuant to Sections 5(a)–(b), the Notes will not be redeemable at the Issuers’ option prior to December 15, 2012.
          (e) At least thirty (30) days but not more than sixty (60) days before a Redemption Date, the Company shall mail or cause to be mailed a notice of redemption by first class mail, postage prepaid, to each Holder whose Notes are to be redeemed at its registered address, with a copy to the Trustee and any Paying Agent, provided, however, that a redemption notice may be mailed more than 60 days prior to a Redemption Date if the such notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Article Eight or Article Twelve of the Indenture, respectively. At the Issuers’ written request, the Trustee shall give the notice of redemption in the Issuers’ name and at the Issuers’ expense. Failure to give notice of redemption, or any defect therein to any Holder selected for redemption shall not impair or affect the validity of the redemption of any other Note.
          (f) Once notice of redemption is mailed in accordance with Section 5(e), Notes or portions thereof called for redemption shall become irrevocably due and payable on the Redemption Date and at the Redemption Price plus accrued interest and Special Interest, if any, to (but not including) the

Redemption Date. Upon surrender to the Trustee or Paying Agent, such Notes or portions thereof called for redemption shall be paid at the Redemption Price plus accrued interest and Special Interest, if any, thereon to (but not including) the Redemption Date, but installments of interest, the maturity of which is on or prior to the Redemption Date, shall be payable to Holders of record at the close of business on the relevant Record Dates referred to in the Notes. Notices of redemption may not be conditional.
          (g) If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption:
     (i) in compliance with applicable law or with the requirements of the principal national securities exchange, if any, subject to the procedures of the Depository, on which such Notes are listed; or
     (ii) if such Notes are not then listed on a national securities exchange, subject to the procedures of the Depository, on a pro rata basis, by lot or by such method as the Trustee may reasonably determine is fair and appropriate; provided that no partial redemption will reduce the principal amount of a Note not redeemed to less than $2,000; and provided further, that if a partial redemption is made with the proceeds of an Equity Offering then the Trustee shall select the Notes or portions thereof for redemption only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of the Depository), unless such method is prohibited.
          (h) The Trustee shall make the selection from the Notes outstanding and not previously called for redemption and shall promptly notify the Issuers in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount at maturity thereof, to be redeemed. Notes in denominations of $2,000 in principal amount at maturity may be redeemed only in whole. The Trustee may select for redemption portions (equal to $2,000 in principal amount at Stated Maturity or any integral multiple of $1,000 thereof) of the principal of Notes that have denominations larger than $2,000.
          (i) If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date, and upon surrender of such Note, a new Note or Notes in the aggregate principal applicable amount equal to the unredeemed portion thereof shall be issued.
     6. Offers to Purchase. Sections 4.10, 4.22 and 4.23 of the Indenture provide that (a) after certain Asset Sales, (b) upon the occurrence of a Change of Control and (c) in certain events in which the Company and its Subsidiaries have excess cash, and subject to further limitations contained therein, the Issuers will make an offer to purchase the Notes at the prices and in accordance with the procedures set forth in the Indenture.
     7. Denominations; Transfer; Exchange. The Notes shall be issuable in fully registered form only, without coupons, in denominations of $2,000 in principal amount and any integral multiple of $1,000 thereof. A Holder may transfer or exchange Notes in accordance with the provisions of the Indenture. The Registrar and Trustee may require a Holder or beneficial owner of an interest in a Global Note, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes or interest in a Global Note. Holders will be required to pay all taxes due on transfer. None of the Issuers, the Trustee or the Registrar shall be required (a) to issue, to register the transfer of or to exchange any Notes during a period of fifteen (15) days before the day of any selection of Notes for redemption under Section 5 and ending at the close of business on the day of selection, (b) to register the transfer of or to exchange any Notes so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (c) to register the transfer of or to exchange a

Note between a Record Date and the next succeeding Interest Payment Date.
     8. Persons Deemed Owners. The registered Holder of a Note shall be treated as the owner of such Note for all purposes. Only registered Holders shall have rights under the Indenture, the Intercreditor Agreement and the Collateral Documents.
     9. Unclaimed Money. If money for the payment of principal, premium, if any, interest or Special Interest, if any, remains unclaimed for two years, the Trustee and the Paying Agent shall pay the money without interest thereon back to the Issuers upon written request. After payment to the Issuers, Holders entitled to money must look solely to the Issuers for payment as general creditors unless an applicable abandoned property law designates another Person, and all liability of the Trustee and such Paying Agent with respect to such money shall cease.
     10. Discharge Prior to Redemption or Maturity. If the Issuers at any time deposit with the Trustee U.S. Legal Tender or Government Securities (or any combination thereof) sufficient to pay the principal of, interest on and Special Interest, if any, on the Notes to redemption or stated maturity and comply with the other provisions of the Indenture relating thereto, the Issuers shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for the rights of Holders to receive payments in respect of the principal of, and premium, if any, and interest on and Special Interest, if applicable, on the Notes when such payments are due from the deposits referred to above.
     11. Amendment; Supplement; Waiver. Subject to certain exceptions, the Indenture, the Notes, the Guarantees, the Intercreditor Agreement (subject to the additional consent of the parties thereto) may be amended or supplemented with authorization by a Board Resolution and the Trustee, the Security Trustee or the Collateral Agent, as applicable, together with written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and the Notes, the Guarantees and the Intercreditor Agreement (subject to the additional consent of the parties thereto) and any Collateral Document may be waived with the written consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). Without consent of any Holder, the Issuers, the Guarantors and the Trustee may amend, modify, waive or supplement the Indenture, the Notes and the Guarantees to, among other things (as provided in the Indenture), cure any ambiguity, mistake, defect or inconsistency, provide for uncertificated Notes in addition to or in place of certificated Notes, comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA, conform the text of the Indenture, the Note Guarantees, the Collateral Documents or the Notes to any provision of the “Description of Notes” set forth in the Offering Memorandum to the extent that such provision in the “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Note Guarantees, or the Notes, which intent may be evidenced by an Officers’ Certificate to that effect, to enter into additional or supplemental Collateral Documents, to release Collateral in accordance with the terms of the Indenture and the Collateral Documents or make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such holder.
     12. Defaults and Remedies. Events of Default are set forth in the Indenture. Subject to certain limitations in the Indenture, if an Event of Default specified in Section 6.01(i)–(j) of the Indenture occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all unpaid principal of, and premium, if any, and accrued and unpaid interest and Special Interest, if any, on all of the outstanding Notes to be due and payable immediately. If an Event of Default specified in Section 6.01(i)–(j) of the Indenture occurs and is continuing and has not been waived, all unpaid principal of, and premium, if any, and accrued and unpaid interest and Special

Interest, if any, on all of the outstanding Notes will become due and payable immediately without further action or notice. Holders of Notes may not enforce the Indenture except as provided in the Indenture. Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. The Indenture permits, subject to certain limitations therein provided, Holders of a majority in principal amount of the outstanding Notes to direct the Trustee in its exercise of any trust or power. Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee may refuse to follow any direction that the Trustee reasonably believes conflicts with any applicable law or the Indenture, that the Trustee determines may be unduly prejudicial to the rights of another Holder, or that may subject the Trustee to personal liability; provided that the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, interest or premium) if it determines that withholding notice is in their interest.
     13. Trustee Dealings with Issuers. If the Trustee becomes a creditor of an Issuer or any Guarantor, the Indenture limits the right of the Trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with the Issuers or their Affiliates as if it were not Trustee; provided, however, that if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if the Indenture has been qualified under the TIA) or resign.
     14. No Recourse Against Others. No past, present or future director, manager, officer, employee, incorporator, member or stockholder of the Issuers or any Guarantor, as such, will have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Indenture or the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.
     15. Note Guarantees. Payment of principal, premium, if any, interest and Special Interest, if any, on the Notes, is unconditionally guaranteed, jointly and severally, by each Guarantor.
     16. Authentication. This Note shall not be valid until the Trustee or Authenticating Agent manually signs the certificate of authentication on this Note.
     17. Governing Law. THE INDENTURE, THE NOTES, THE GUARANTEES AND THE COLLATERAL DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.
     18. Abbreviations and Defined Terms. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).
     19. Conflicts with the Indenture. This Note is subject to all terms and conditions of the Indenture. To the extent that any provision of this Note conflicts with the express provisions of the

Indenture, the provisions of the Indenture shall govern.
     20. Security. The Issuers’ and Guarantors’ obligations under the Notes are secured by liens on the Collateral pursuant to the terms of the Collateral Documents. The actions of the Trustee, the Security Trustee, the Collateral Agent and the Holders secured by such liens and the application of proceeds from the enforcement of any remedies with respect to such Collateral are limited pursuant to the terms of the Collateral Documents.
     21. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP numbers to be printed on the Notes as a convenience to the Holders. No representation is made as to the accuracy of such numbers as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers printed thereon, and any such redemption shall not be affected by any defect in or omission of such numbers.
     The Issuers shall furnish to any Holder upon written request and without charge a copy of the Indenture and the Collateral Documents. Requests may be made to:
United Maritime Group, LLC
601 S. Harbour Island Boulevard, Suite 230
Tampa, Florida 33602
Attention: Walt Bromfield

ASSIGNMENT FORM
     If you the Holder want to assign this Note, fill in the form below and have your signature guaranteed:
I or we assign and transfer this Note to:

(Print or type name, address and zip code and
social security or tax ID number of assignee)

and irrevocably appoint
agent to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Dated:	Signed:
(Sign exactly as your name appears on the other side of this Note)
Signature Guarantee:
     In connection with any transfer of this Note occurring prior to the date which is the earlier of (i) the date of the declaration by the SEC of the effectiveness of a registration statement under the U.S. Securities Act of 1933, as amended (the “Securities Act”), covering resales of this Note (which effectiveness shall not have been suspended or terminated at the date of the transfer) and (ii) December 22, 2010, the undersigned confirms that it has not utilized any general solicitation or general advertising in connection with the transfer and that this Note is being transferred:
[Check One]

(1)	☐	to the Issuers or a subsidiary thereof; or

(2)	☐	pursuant to and in compliance with Rule 144A under the Securities Act; or

(3)	☐	to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that has furnished to the Trustee a signed letter containing certain representations and agreements (the form of which letter can be obtained from the Trustee); or

(4)	☐	outside the United States to a person other than a “U.S. person” in compliance with Rule 904 of Regulation S under the Securities Act; or

(5)	☐	pursuant to the exemption from registration provided by Rule 144 under the Securities Act.
Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided that if box (3), (4) or (5) is checked, the Issuers or the Trustee may require, prior to registering any such transfer of the Notes, in its sole discretion, such legal opinions, certifications (including an investment letter in the case of box (3) or (4)) and other information as the Trustee or either Issuer has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.
     If none of the foregoing boxes is checked, the Trustee or Registrar shall not be obligated to register this Note in the name of any person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth herein and in Section 2.06 of the Indenture shall have been satisfied.

Dated:	Signed:
(Sign exactly as your name appears on the other side of this Note)
Signature Guarantee:
SIGNATURE GUARANTEE
Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in (i) the Securities Transfer Agent Medallion Program (“STAMP”); (ii) The New York Stock Exchange Medallion Program (“MNSP”); (iii) The Stock Exchange Medallion Program (“SEMP”); or (iv) such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, MNSP or SEMP, all in accordance with the U.S. Securities Exchange Act of 1934, as amended.
TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED
     The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuers as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
NOTICE: To be executed by an executive officer

OPTION OF HOLDER TO ELECT PURCHASE
     If you want to elect to have all or any part of this Note purchased by the Issuers pursuant to Section 4.10, Section 4.22 and Section 4.23 of the Indenture, check the appropriate box:
☐ Section 4.10       ☐ Section 4.22      ☐ Section 4.23
     If you want to have only part of the Note purchased by the Issuers pursuant to Section 4.10, Section 4.22 or Section 4.23 of the Indenture, state the amount you elect to have purchased:
$
   (multiple of $1,000)

Date:	Your signature:
(Sign exactly as your name appears on the other side of this Note)
Signature Guarantee:
SIGNATURE GUARANTEE
Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in (i) the Securities Transfer Agent Medallion Program (“STAMP”); (ii) The New York Stock Exchange Medallion Program (“MNSP”); (iii) The Stock Exchange Medallion Program (“SEMP”); or (iv) such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, MNSP or SEMP, all in accordance with the U.S. Securities Exchange Act of 1934, as amended.

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE
     The following exchanges of an interest in this Global Note for an interest in another Global Note, or exchanges of an interest in another Global Note for an interest in this Global Note have been made:

	Amount of Increase in	Amount of Decrease in	Signature of Authorized
Date of Exchange of	Principal of Amount of this	Principal of Amount of	Officer of Trustee or
this Global Note	Global Note	this Global Note	Note Custodian